Exhibit 99.1

Hillenbrand Reports Second-Quarter Revenue of $397 Million

•      Process Equipment Group revenue increased 5% to $240 million

•      Batesville revenue decreased 8% to $157 million

•      Diluted EPS increased to $0.51 (10% increase to $0.54 on adjusted basis)

•      Process Equipment Group order backlog at record-high of $717 million

BATESVILLE, Indiana, May 5, 2014 — /PRNewswire/ — Hillenbrand, Inc. (NYSE: HI) reported results today for the second quarter ended March 31, 2014. Revenue was $397 million compared to $399 million in the prior year. Revenue increased for the Process Equipment Group by 5% to $240 million (3% constant currency). In addition, order backlog at the end of the second quarter reached an all-time high of $717 million, representing a $106 million increase over the first quarter and a $173 million increase over the prior year. Batesville revenue was $157 million, an 8% decrease (7% constant currency) driven by a lower number of North American burials.

“Order backlog grew significantly throughout the Process Equipment Group, supporting our projection of mid-single-digit organic revenue growth this year for this group,” said Joe A. Raver, President and Chief Executive Officer. “We are also pleased that Batesville delivered strong gross margins and cash flow to support our growth strategy, despite the significant headwind from the decline in North American deaths this year compared to the record number of deaths last year.”

Hillenbrand reports results on a GAAP and adjusted basis. Adjusted measures are reconciled to the most directly comparable GAAP measures at the end of this release. Net income increased 160% to $33 million ($0.51 per diluted share), while adjusted net income increased 12% to $34 million ($0.54 per diluted share). Adjusted EBITDA increased 8% to $69 million. These increases were driven by a $5 million gain from the exercise of warrants to purchase common stock of Forethought Financial Group, a $3 million gain on limited partnership investments, and a $3 million gain related to the cancellation of a service agreement at Batesville. These gains and a $2 million increase in adjusted EBITDA for the Process Equipment Group more than offset the impact of lower volumes in the Batesville segment. Operating cash flow improved by $62 million to $82 million due to higher net income and significant improvement in working capital.

Guidance for Fiscal 2014

Hillenbrand affirmed guidance with estimated full-year revenue expected to be approximately $1.7 billion. Revenue from the Process Equipment Group is expected to be approximately $1.1 billion and Batesville is anticipated to deliver approximately $600 million in revenue. Given current foreign exchange rates, management expects minimal translation impact to revenue compared to 2013. Adjusted diluted EPS for 2014 is projected to range from $2.00 to $2.10.

Conference Call Information

Date/Time:	8:00 a.m. EDT, Tuesday, May 6, 2014
Dial-In for U.S. and Canada:	1-877-201-0168
Dial-In for International:	+1-647-788-4901
Conference call ID number:	30133997
Webcast link:	http://ir.hillenbrand.com (archived through Thursday, June 5, 2014)

Replay - Conference Call

Date/Time:	Available until midnight EDT, Tuesday, May 20, 2014
Dial-In for U.S. and Canada:	1-855-859-2056
Dial-In for International:	+1-404-537-3406
Conference call ID number:	30133997

Hillenbrand’s interim financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the Company’s website (www.Hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisitions and integration, restructuring, and antitrust litigation. The related income tax for all of these items is also excluded. This non-

GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). As previously discussed, a part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from our core competencies to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Another important non-GAAP operational measure used is backlog. Backlog is not a term recognized under GAAP; however it is a common measurement used in the Process Equipment Group’s industry. Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group. Backlog includes expected revenue from large systems, equipment, and to a lesser extent, replacement parts, components, and service. The length of time that projects remain in backlog can span from days for replacement parts and service to approximately 18 months for larger system sales. Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that it is reasonably expected to to be realized. For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included, an insignificant portion of which is not wholly-owned by Hillenbrand.

Future revenue for the Process Equipment Group is influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog is also affected by foreign exchange fluctuations for orders denominated in currencies other than United States dollars.

Net revenue is analyzed on a constant currency basis to better measure the comparability of results between periods. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures.  There is no GAAP financial measure comparable to backlog; therefore, a quantitative reconciliation of backlog is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities, and strong core competencies. HI-INC-F

Consolidated Statements of Income

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Net revenue	$396.8	$398.5	$781.7	$703.7
Cost of goods sold	254.0	264.5	507.9	459.2
Gross profit	142.8	134.0	273.8	244.5
Operating expenses	99.9	108.4	193.9	194.8
Operating profit	42.9	25.6	79.9	49.7
Interest expense	5.6	6.8	11.9	11.3
Other income (expense), net	9.7	(0.3)	9.6	0.6
Income before income taxes	47.0	18.5	77.6	39.0
Income tax expense	13.7	5.3	22.7	11.2
Consolidated net income	33.3	13.2	54.9	27.8
Less: Net income attributable to noncontrolling interests	0.3	0.5	1.6	0.8
Net income(1)	$33.0	$12.7	$53.3	$27.0

Net income(1) — per share of common stock:
Basic earnings per share	$0.52	$0.20	$0.84	$0.43
Diluted earnings per share	$0.51	$0.20	$0.83	$0.43
Weighted average shares outstanding — basic	63.3	62.7	63.2	62.6
Weighted average shares outstanding — diluted	63.9	63.1	63.9	62.9

Cash dividends per share	$0.1975	$0.1950	$0.3950	$0.3900

(1) Net income attributable to Hillenbrand

Condensed Consolidated Statements of Cash Flow
(in millions)

	Six Months Ended March 31,
	2014	2013
Net cash provided by operating activities	$82.2	$19.7
Net cash used in investing activities	(4.1)	(423.9)
Net cash (used in) provided by financing activities	(68.5)	424.0
Effect of exchange rate changes on cash and cash equivalents	(1.3)	0.7
Net cash flow	8.3	20.5

Cash and cash equivalents:
At beginning of period	42.7	20.2
At end of period	$51.0	$40.7

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three months ended March 31,
	2014				2013
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$254.0	$0.2	(a)	$254.2	$264.5	$(9.7	)(c)	$254.8
Operating expenses	99.9	(2.3	)(b)	97.6	108.4	(15.2	)(d)	93.2
Interest expense	5.6	—		5.6	6.8	(0.6	)(e)	6.2
Other income (expense), net	9.7	—		9.7	(0.3)	—		(0.3)
Income tax expense	13.7	0.7	(k)	14.4	5.3	7.6	(k)	12.9
Net income(1)	33.0	1.4		34.4	12.7	17.9		30.6
Diluted EPS	0.51	0.03		0.54	0.20	0.29		0.49

Ratios:
Gross margin	36.0%	(0.1)%		35.9%	33.6%	2.5%		36.1%
Operating expenses as a % of revenue	25.2%	(0.6)%		24.6%	27.2%	(3.8)%		23.4%

	Six months ended March 31,
	2014				2013
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$507.9	$0.1	(f)	$508.0	$459.2	$(12.7	)(h)	$446.5
Operating expenses	193.9	(4.4	)(g)	189.5	194.8	(28.8	)(i)	166.0
Interest expense	11.9	—		11.9	11.3	(0.6	)(e)	10.7
Other income (expense), net	9.6	—		9.6	0.6	(0.9	)(j)	(0.3)
Income tax expense	22.7	1.3	(k)	24.0	11.2	11.8	(k)	23.0
Net income(1)	53.3	3.0		56.3	27.0	29.4		56.4
Diluted EPS	0.83	0.05		0.88	0.43	0.47		0.90

Ratios:
Gross margin	35.0%	—		35.0%	34.7%	1.8%		36.5%
Operating expenses as a % of revenue	24.8%	(0.6)%		24.2%	27.7%	(4.1)%		23.6%

(1) Net income attributable to Hillenbrand

P = Process Equipment Group; B = Batesville; C = Corporate

(a) Restructuring ($0.1 P, $0.3 credit B)

(b) Business acquisition and integration costs ($0.3P, $0.8 C), restructuring ($1.2 C)

(c) Inventory step up ($8.1 P), restructuring ($0.1 P, $1.5 B)

(d) Business acquisition and integration costs ($0.3 P, $1.6 C), backlog amortization ($12.9 P), restructuring ($0.4 B)

(e) Business acquisition and integration costs ($0.6 C)

(f) Restructuring ($0.1 P, $0.2 credit B)

(g) Business acquisition and integration costs ($1.0 P, $2.0 C), restructuring ($0.2 P, $1.2 C)

(h) Inventory step up ($10.7 P), restructuring ($0.2 P, $1.8 B)

(i) Business acquisition and integration costs ($0.3 P, $10.6 C), backlog amortization ($17.1 P), restructuring ($0.5 B, $0.2 C), antitrust litigation ($0.1 B)

(j) Acquisition-related foreign currency transactions ($0.8 C), other ($0.1 B)

(k) Tax effect of adjustments

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Adjusted EBITDA:
Process Equipment Group	$26.0	$24.2	$52.7	$45.2
Batesville	44.9	48.4	79.4	86.9
Corporate	(1.7)	(8.5)	(9.7)	(16.5)
Less
Interest income	(0.1)	(0.2)	(0.3)	(0.3)
Interest expense	5.6	6.8	11.9	11.3
Income tax expense	13.7	5.3	22.7	11.2
Depreciation and amortization	14.7	27.8	29.0	42.9
Business acquisition costs	1.1	1.8	3.0	10.0
Inventory step-up	—	8.1	—	10.7
Restructuring	0.9	1.3	1.2	1.9
Antitrust litigation	—	—	—	0.1
Consolidated net income	$33.3	$13.2	$54.9	$27.8

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on May 5, 2014. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com